Exhibit 10.1

JACOBS ENGINEERING GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT

(Awarded Pursuant to the 1999 Outside Director Stock Plan,
as Amended and Restated effective December 9, 2015)

This Agreement is executed as of this ___ day of March 20__ by and between JACOBS ENGINEERING GROUP INC. (the “Company”) and ___________ (“Director”) pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated effective December 9, 2015 (the “Plan”).  Unless the context clearly indicates otherwise, capitalized terms used in this Agreement, to the extent they are defined in the Plan, have the same meaning as set forth in the Plan.

1.Restricted Stock Units

Pursuant to the Plan, and in consideration for services rendered to the Company or for its benefit, the Company hereby issues, as of the above date (the “Award Date”) to Director _______ restricted stock units in accordance with the Plan (the “Restricted Stock Units”).  Each Restricted Stock Unit represents the right to receive one share of Common Stock of the Company (subject to adjustment pursuant to the Plan) the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

2.Vesting, Distribution

(a)

The Restricted Stock Units shall not be vested as of the Award Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement.  After the Award Date, the Restricted Stock Units will become 100% vested on the date that is six months after the Award Date (the “Vesting Date”), provided that Director remains a director of the Company continuously through such Vesting Date.  Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  Restricted Stock Units that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

(b)

The provisions of the Plan relating to the Restricted Stock Units, including all amendments, revisions and modifications thereto as may hereafter be adopted, are hereby incorporated into this Agreement as if set forth in full herein.

(c)

In the event Director ceases to be a director of the Company prior to the Vesting Date for any reason, including by reason of death while in office, the Director becoming Disabled (unless the Board of Directors in its sole discretion determines that the Restricted Stock Units shall continue to vest following the death or disability of Director), resignation, disqualification or removal, Director shall, for no consideration, forfeit and surrender to the Company the Unvested Units held by Director on the date of such termination.

(d)

Director has no rights, partial or otherwise in the Restricted Stock Units and/or the shares of Common Stock subject thereto unless and until the Restricted Stock Units have vested pursuant to this Section 2.

Jacobs Engineering Group Inc.

Restricted Stock Unit Agreement

(e)

On the date Director’s service as a member of the Board of Directors terminates for any reason, Director shall be entitled to receive one share of Common Stock (subject to adjustment pursuant to Section 5 of the Plan) for each Vested Unit in accordance with the terms and provisions of this Agreement and the Plan.  The Company will transfer such Shares to Director or Director’s designee subject to Participant’s satisfaction of any required tax withholding obligations as set forth in Section 5 hereof and any other restrictions, if any, imposed by the Company pursuant to the terms and conditions of the Plan and this Agreement.

(f)	The Restricted Stock Units may not be sold, assigned, hypothecated, transferred or otherwise disposed of other than by will or by the laws of descent and distribution.

3.Section 409A Compliance

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the imposition of any taxes or other penalties under Section 409A of the Code.  The Board of Directors, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties or interest imposed under Section 409A of the Code.

4.Status of Participant

Director shall have no rights as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the shares of Common Stock subject to the Restricted Stock Units) with respect to either the Restricted Stock Units granted hereunder or the shares of Common Stock underlying the Restricted Stock Units, unless and until such shares are issued in respect of Vested Units, and then only to the extent of such issued shares.

5.Payment of Withholding Taxes

The payment of withholding taxes, if any, due upon the issuance of the Common Stock underlying a Restricted Stock Unit may be satisfied by instructing the Company to withhold from the shares of Common Stock issued that number of shares having a total Fair Market Value equal to the amount of income and withholding taxes due (up to the minimum required tax withholding rate for the Director, or such other rate that will not cause an adverse accounting consequence or cost) as determined by the Company. Under no circumstances can the Company be required to withhold from the shares of Common Stock that would otherwise be delivered to Director a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes due as determined by the Company at the time the shares of Common Stock were issued.  Director acknowledges and agrees that, except as would result in adverse tax consequences under Section 409A of the Code, the Company may delay the delivery of the shares of Common Stock that would otherwise be delivered to Director until

Jacobs Engineering Group Inc.

Restricted Stock Unit Agreement

Director has made arrangements satisfactory to the Company to satisfy any tax withholding obligations of Director.

6.Services as Director

Nothing in this Agreement shall be interpreted as creating an employer/employee relationship between the Company and Director.

7.Miscellaneous Provisions

This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. All terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan. Subject to the limitations of the Plan, the Company may, with the written consent of Director, amend this Agreement.  This Agreement shall be construed, administered and enforced according to the laws of the State of California.

8.Agreement of Director

By signing below or electronically accepting this Award, Director (1) agrees to the terms and conditions of this Agreement, (2) confirms receipt of a copy of the Plan, the prospectus and all amendments and supplements thereto, and (3) appoints the Secretary of the Company and each Assistant Secretary of the Company as Director’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Director which, in the opinion of such attorney-in-fact, is necessary to effect the forfeiture of the Restricted Stock Units to the Company, or the delivery of the Common Stock to Director, in accordance with the terms and conditions of this Agreement.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.

By:

Steven J. Demetriou, President & Chief Executive Officer